RYAN'S FAMILY STEAK HOUSES, INC.
              REPORTS JANUARY SALES INFORMATION

                      -----------------

Ryan's Family Steak Houses, Inc. (NASDAQ:RYAN) today announced that average unit sales for the 5-week period ended February 2, 2000 ("January") decreased by 1.9%. Management noted that sales during both January 2000 and January 1999 were impacted by severe winter weather. Details follow:

                                      January 2000
                                      (Unaudited)

  Total sales                       $56,990,000
  Increase from prior year                +2.5%

  Average unit sales:
  Same-store (open at least 18 mos.)      -1.9%
  All-store (all Ryan's units)            -0.9%

Both January 2000 and January 1999 were adversely impacted by weather. Severe winter storms were prevalent throughout much of the Company's operating areas during the last two weeks of January 2000 and during the first two weeks of January 1999. Accordingly, available data makes it virtually impossible to extrapolate a "normal" operating trend for the month.

At  February  2,  2000, the Company owned and  operated  289
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on March 1, 2000.